UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 24, 2026

MVB Financial Corp
(Exact name of registrant as specified in its charter)

West Virginia	001-38314	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On February 24, 2026, MVB Financial Corp. (“MVB”) entered into a Credit Agreement (the “Credit Agreement”), with Raymond James Bank, a Florida-chartered bank (“Raymond James Bank”).

Under the Credit Agreement, Raymond James Bank has extended to MVB a senior revolving line of credit in the principal amount of up to $20,000,000 (the “Loan Amount”) for general corporate purposes, repayment of existing subordinated indebtedness and payment of all transaction fees, costs and expenses incurred in connection with the Credit Agreement. MVB may optionally prepay loans under the Credit Agreement, in whole or in part, at any time or from time to time without premium or penalty and is required to prepay certain amounts of the loan in the event of MVB’s disposition of affiliates or subsidiaries, or any capital-raise or refinancing of its indebtedness. The loan will terminate on the third anniversary of the Credit Agreement, unless accelerated earlier upon an event of default.

The loans under the Credit Agreement will bear interest per annum at a rate equal to 2.75%, plus the term secured overnight financing rate (“SOFR”), which rate will reset monthly, subject to the Default Rate (described below) not being applicable. As of February 24, 2026, the applicable interest rate was 6.43%. Accrued interest is payable on the last business day of each month, beginning with February 28, 2026, as applicable. The Credit Agreement also contains certain yield protection provisions in favor of Raymond James Bank.

MVB’s obligations under the Credit Agreement are secured by a pledge of MVB’s equity interest in certain of its subsidiaries. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants and customary events of default. The negative covenants include restrictions on, among other things, indebtedness, liens, investments, mergers and acquisitions, asset sales and other dispositions, sales and leasebacks, dividends and other distributions. Upon the occurrence of an event of default, Raymond James Bank may declare any outstanding amounts under the Credit Agreement immediately due and payable. In addition, during the continuance of an event of default, Raymond James Bank may declare that the loan outstanding under the Credit Agreement will bear interest at a rate that is 2.00% per annum in excess of the interest rate otherwise payable (the “Default Rate”).

MVB is also required to satisfy certain financial covenants including: (i) MVB (on a consolidated basis) and must be, and must cause each subsidiary bank to be, “well capitalized” at all times, as defined and determined by the applicable governmental authority having jurisdiction over MVB or such subsidiary bank; (ii) MVB must not permit the "Total Risk-Based Capital Ratio" (as defined in the Credit agreement) (expressed as a percentage) of any subsidiary bank to be less than 11.50% as of the last day of any fiscal quarter; (iii) MVB shall cause each subsidiary bank to maintain a ratio of “Loan Loss Reserves” to “Non-Performing Loans” (as each term is defined in the Credit Agreement) of not less than (a) 55% as of the effective date of the Credit Agreement and for each fiscal quarter ending before December 31, 2026 and (b) 70% as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2026 and continuing through the termination date; and (iv) MVB (on a consolidated basis) must maintain a “Fixed Charge Coverage Ratio” (as defined in the Credit Agreement) that equals or exceeds 2.00 to 1.00 as of the end of each fiscal quarter, with the items used in this ratio being determined on a trailing four-fiscal quarter basis.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

10.1    Credit Agreement, dated as of February 24, 2026 between MVB Financial Corp., as Borrower, and Raymond
James Bank, as Lender.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By:	/s/ Michael R. Sumbs
Michael R. Sumbs Executive Vice President and Chief Financial Officer

Date: February 26, 2026